Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Second Sight Medical Products, Inc.

We hereby consent to the use in the Prospectus constituting a part of this pre-effective amendment number 1 to Form S-1 Registration Statement (registration number 333-215463) of our report dated March 11, 2016, relating to the consolidated balance sheets of Second Sight Medical Products, Inc. and Subsidiary (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 2015, which is included in the Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Gumbiner Savett Inc.
January 25, 2017
Santa Monica, California